EXHIBIT 8

RESTATED PROMISSORY NOTE

$500,000.00	May 20, 2005

     FOR VALUE RECEIVED, XRG, INC. (“Maker”) promises to pay to the order of KENNETH A. STEEL, JR. or his assign (“Payee”), at his address, 1856 North Howe Street, Chicago, Illinois 60614, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), together with interest thereon at the rate of seventeen percent (17%) per annum (or, if less, the maximum rate permitted by law) from the date hereof until paid; provided, however, if the entire principal amount and accrued interest under this Promissory Note is not paid in full by December 31, 2005, the rate of interest payable under this Promissory Note shall be twenty-four and one-half percent (24.5%) per annum (or, if less, the maximum rate permitted by law) on any unpaid principal balance after December 31, 2005..

     The entire unpaid principal under this Promissory Note shall be due and payable in full on December 31, 2005. Interest shall be due and payable monthly on or before the 10th day of each month, commencing June 10, 2005, and on December 31, 2005. Payments under this Promissory Note shall be applied first to accrued unpaid interest and then, after all accrued interest has been paid, to principal.

     To secure the obligations of Maker under this Promissory Note, Maker hereby grants Payee a lien and security interest in all equipment, inventory, accounts receivable and general intangibles and all other assts of Maker, whether now owned or hereafter acquired, including all additions and replacements thereof and all proceeds thereof,, and, in the event Maker fails to perform any of its obligations under this Promissory Note, Payee may exercise any and all rights of a secured party with respect thereto. Maker agrees to execute and deliver all such further agreements and documents, take all such further actions, and do all such further things, and cause its officers, directors, shareholders and subsidiaries to execute and deliver all such further agreements and documents, take all such further actions, and do all such further things, as Payee may from time to time reasonably request to carry out the purpose and intent of this paragraph.

     This Promissory Note shall, at the option of Payee, become immediately due and payable, upon demand, upon the happening of any one of the following specified events:

     (a) Maker fails to timely perform any obligation under this Promissory Note or any promissory notes due to Barron Partners, LP or the Agreement dated May ___, 2005 under which this Promissory Note is issued;

     (b) the insolvency of Maker or any of its subsidiaries (insolvency being defined herein as the inability to pay liabilities at normal maturity, or an excess of total liabilities over total assets, or both);

     (c) the making of a general assignment for the benefit of creditors by Maker or any of its subsidiaries;

     (d) the filing of any petition or the commencement of any proceeding by or against the Maker or any of its subsidiaries for any relief under any bankruptcy, or insolvency laws or any laws related to the relief of debtors, readjustment of indebtedness, reorganizations, composition or extensions;

     (e) the appointment of a receiver of, or the issuance or making of a writ or order of attachment or garnishment against, Maker or any of its subsidiaries or any of their respective property or assets, or

     (f) The cessation or suspension of the transaction of the usual business of Maker or any of its subsidiaries.

     Maker hereby waives presentment for payment, notice of nonpayment and dishonor, protest and notice of protest; waive trial by jury in any action or proceedings arising on, out of, under or by reason of this Promissory Note; consent to any renewals, extensions and partial payments of this Promissory Note or the indebtedness for which it is given without notice to them, and consent that no such renewals, extensions or partial payments or release or modification of any collateral securing this Promissory Note or the indebtedness for which it is given, shall discharge any party hereto from liability hereon in whole or in part. This Promissory Note may not be changed or terminated orally.

     If this Promissory Note is not paid in full when due or Maker otherwise fails to timely perform any obligation under this Promissory Note, Maker agrees to pay all costs and expenses of Payee in enforcing this Promissory Note, including all attorneys’ and experts’ fees.

     The rights and remedies of Payee under this Promissory Note shall be deemed cumulative, and the exercise of any right or remedy shall not be regarded as barring the exercise of any other right or remedy. The institution by Payee of any action under or with respect to this Promissory Note shall not be deemed a waiver of any other right or action of Payee.

     Neither the acceptance of any installment or payment by Payee after the due date hereof, nor the waiver of any breach or default under this Promissory Note, shall constitute a waiver or prevent Payee from immediately pursuing any or all of its rights and remedies hereunder.

     Failure at any time to exercise any of the rights and remedies of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date.

     Maker shall have the privilege to prepay the principal of this Promissory Note at any time, in whole or in part, with interest, and without penalty. No such prepayment shall relieve or release Maker of its obligations to issue shares of its Common Stock or warrants to Payee as contemplated hereby.

     This Note may be enforced in a court of competent jurisdiction in either the State of Illinois or State of Florida. Payee shall have the right to elect either Florida law or Illinois law as a choice of law to interpret and enforce the provisions of this Note.

     This Promissory Note restates and replaces a previous Five Hundred Thousand Dollar ($500,000) promissory note between Maker and Payee dated January 5, 2005.

     IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed as of the date first written below.

Dated: May 20, 2005	XRG, INC.
	By:	/s/ RICHARD FRANCIS
Its Chief Executive Officer

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